EXHIBIT 99.1

McDermott Reports First Quarter 2016 Financial and Operational Results

Excellence in Project Execution Drives Operational Profitability in First Quarter

Continued Penetration into the Subsea Market with the Woodside Award Utilizing the DLV 2000

Completion of the PB Litoral Project Illustrates Ability to Successfully Execute Significant Complex Projects in Mexico

Company to Host Conference Call and Webcast Today at 4:00 pm CDT

HOUSTON, May 05, 2016 (GLOBE NEWSWIRE) -- McDermott International, Inc. (NYSE:MDR) (“McDermott” or the “Company”) today announced financial and operational results for the first quarter ended March 31, 2016.

First Quarter Results
	($ in millions, except per share amounts)
	Three Months Ended		Delta
	Mar. 31, 2016	Mar. 31, 2015	Yr-over-Yr
Revenues	$729.0	$550.5	$178.5
Adjusted Operating Income[1]	74.7	23.7	51.0
Adjusted Operating Margin[1]	10.2%	4.3%	5.9%
Adjusted Net Income (Loss)[1]	36.5	(4.1)	40.6
Adjusted Diluted EPS[1]	0.13	(0.02)	0.15

Cash Provided by Operating Activities	59.3	(18.5)	77.8

Operating Income	36.0	13.3	22.7
Operating Margin	4.9%	2.4%	2.5%
Net Income / (Loss)	(2.2)	(14.5)	12.3
Diluted EPS	(0.01)	(0.06)	0.05

1) Adjustments to the GAAP financial measures include $6.4 million and $10.4 million of restructuring charges during the quarters ended March 2016 and 2015, respectively, and $32.3 million for the impairment of the Agile vessel in first quarter of 2016.

“Overall, we have had a very positive start to the year, with our results reflecting strong project execution across the entire portfolio and operational profitability on an adjusted basis in all three Areas.  The first quarter also marked a significant milestone in the completion of the extremely complex PB Litoral project,” said David Dickson, President and Chief Executive Officer of McDermott.  “We have also had success in winning two important awards during the quarter, including work for our new flagship vessel the DLV 2000, through the award of the Woodside Greater Western Flank Phase 2 project, as well as securing a large offshore pipeline-related EPCI project in the Middle East that is scheduled to be completed during the year.  Within the project portfolio, the LTA II Lump Sum project with Saudi Aramco achieved its fabrication start milestone ahead of schedule and the INPEX Ichthys project continues to remain on schedule.  In April, we were also pleased to host the naming ceremony for the DLV 2000, and look forward to its delivery to operations in the second quarter, when it is expected to mobilize into the INPEX Ichthys project.  We also celebrated the opening of our new Asia Area headquarters in Kuala Lumpur, Malaysia.  In addition, we recently completed changes to our credit facility through an amendment to our financial covenants, which we believe are now more conventional.  The macro environment still remains uncertain, and recently one of our customers, Petrobras, decided to terminate the charter of our Agile vessel.  As a result, we have recorded an impairment during the quarter reflecting the lack of opportunities for this vessel in our current revenue pipeline.  Despite the current market conditions, we see continued bidding activity in our core markets and a steady level of opportunities in our revenue pipeline.”

First Quarter 2016 Operating Results

The Company generated first quarter 2016 adjusted net income of $36.5 million, or $0.13 per adjusted fully diluted share, excluding restructuring charges of $6.4 million and impairment loss of $32.3 million, compared to an adjusted net loss of $4.1 million, or $0.02 per adjusted fully diluted share, excluding restructuring charges of $10.4 million in the prior-year first quarter.  First quarter 2016 earnings attributable to McDermott stockholders on a consolidated basis prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) was a net loss of $2.2 million, or $0.01 per fully diluted share, compared to a net loss of $14.5 million, or $0.06 per fully diluted share, for the prior-year first quarter.

The Company reported first quarter 2016 revenues of $729.0 million, an increase of $178.5 million, compared to revenues of $550.5 million for the prior-year first quarter.  The INPEX Ichthys and Saudi Aramco 12 Jackets projects drove the increase in revenue year over year.  The key projects contributing to revenue for the first quarter of 2016 were INPEX Ichthys and both Saudi Aramco’s 12 Jackets and Marjan GOSP.

The Company’s adjusted operating income for the first quarter 2016 was $74.7 million, or an adjusted operating margin of 10.2%, compared to $23.7 million, or an adjusted operating margin of 4.3%, for the first quarter of 2015, excluding the adjustments mentioned above.  The Company’s operating income on an unadjusted basis for the first quarter of 2016 was $36.0 million, or an operating margin of 4.9%, compared to $13.3 million, or an operating margin of 2.4%, for the first quarter of 2015.  Operating income for the first quarter of 2016 was positively impacted by continued project execution on the INPEX Ichthys project, successful completion of the PB Litoral project ahead of the agreed-upon schedule and an extensive offshore installation campaign on the Saudi Aramco 12 Jackets project, where activities remained on schedule.

Cash provided by operating activities in the first quarter 2016 was $59.3 million, an increase compared to the $18.5 million of cash used in the first quarter 2015.  Cash provided by operating activities in the first quarter of 2016 was positively impacted by the substantial collection from Pemex on the overdue balances.

The calculations of total and per share adjusted net income and adjusted operating income and margins are shown in the appendix entitled “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Operational Review

	Three Months Ended March 31, 2016
	AEA	MEA		ASA
($ in billions)
Backlog	$0.2	$2.5		$1.1
Bids & Change Orders Outstanding	0.4	2.5		1.8
Targets	4.5	4.0		5.2

($ in millions)
New Orders	$(7.3)	$116.7		$229.6
Revenue	62.5	270.3		396.2
Book-to-Bill	-	0.4	x	0.6	x
Adjusted Operating Income	9.7	38.5		26.5
Adjusted Operating Margin	15.5%	14.2%		6.7%
Capex	2.6	2.2		27.0

Operating Income	(24.9)	38.5		25.1
Operating Margin	(39.8%)	14.2%		6.3%

As of March 31, 2016, the Company’s backlog was $3.8 billion, compared to $4.2 billion at December 31, 2015. Of the March 31, 2016 backlog, approximately 71% is related to offshore operations and approximately 29% is related to subsea operations. Order intake in the first quarter of 2016 totaled $339 million, including the award of a large transportation and installation contract with Woodside and a large fast-tracked pipeline-related EPCI project in the Middle East, partially offset by the cancellation of the Agile charter, resulting in a book-to-bill ratio of 0.5x.  At March 31, 2016, the Company had bids outstanding and target projects of approximately $18.4 billion in projects that it expects to be awarded in the market through June 30, 2017.  In total, the Company’s potential revenue pipeline, including backlog, was $22.2 billion as of March 31, 2016.

Americas, Europe and Africa (“AEA”) successfully recorded two new orders, both leveraging the Derrick Barge 50 (“DB 50”) deep water heavy lift vessel, in the U.S. Gulf of Mexico (“GoM”).  During March, we completed the PB Litoral project, as marked by the achievement of first gas and introduction of crude oil. Final handover to Pemex occurred in early April.  Also in Mexico, fabrication continued on the Pemex 7,500-ton Ayatsil C Jacket, with significant progress on the build and assembly work. Early in April, Pemex issued a notification to temporarily suspend the project for 120 days to allow for assessment of the overall Ayatsil field infrastructure sequencing requirements.  We continue to work with Pemex to develop the best solution for the project, including the timing of completion of the fabrication work.  The Exxon Julia project offshore phase was completed in the first quarter, with the DB 50 executing the final installation work in late January.  The LLOG Otis pipeline project successfully completed inaugural pipe spooling from McDermott’s new spoolbase in Gulfport, Mississippi.  The North Ocean 105 then successfully installed the 7,000 foot Steel Catenary Riser and laid 11.6 miles of flowline in water depth of approximately 4,000 feet.  Installation work on the project was subsequently completed in April.  The 5-year Agile charter with Petrobras in Brazil continued delivering to the customer and achieved over 3 million man-hours without a Lost Time Incident (“LTI”).  However, Petrobras notified us that it will terminate the contract in May 2016, as a result of non-renewal of the Charter Authorization Certificate.  We are working with Petrobras to close out the contract and, accordingly, have taken a reduction of $38 million in our backlog as of the end of the quarter.  Also, as a result of this event and the lack of opportunities in our current revenue pipeline for this vessel, we have recorded a non-cash impairment charge of $32 million during the first quarter.

The Middle East (“MEA”) project backlog was further strengthened with the award of a large pipeline-related EPCI project in the first quarter of 2016.  This offshore project is fast tracked, with work that began in the first quarter of 2016, and is expected to be completed within the year.  In addition, execution of the mega Lump Sum project awarded under the Saudi Aramco Long Term Agreement (“LTA II”) achieved its fabrication start milestone ahead of schedule this quarter. The fabrication progress on the 12 Jackets project remained on track, with timely completion, load-out and installation of six jackets in the first quarter, with an additional three jackets currently ready for load out and installation.  The installation and hook-up activities for the ongoing ADMA 4 Gas Injection project in Abu Dhabi continued with exceptional safety performance and in accordance with the agreed schedule.  MEA operations have now surpassed over 34 million man-hours without an LTI, and this industry-leading safety performance continues to be underpinned by our focused injury prevention programs.

Asia (“ASA”) new orders in first quarter 2016 included the award of the Greater Western Flank Phase 2 project for Woodside in Australia, which will utilize the newly built DLV 2000, as well as a traditional transportation and installation contract in Malaysia on the Hess Petroleum Begarding project. The work in Malaysia includes installation of a large processing facility jacket and a wellhead platform jacket and topside.  This work is expected to utilize the Derrick Barge 30 and to commence in the second quarter of 2016.  The INPEX Ichthys project continues to progress well with Heerema, our subcontractor on the project, completing J-lay operations, installing all the lifted subsea facilities, and commencing the installation of mooring chains. The Construction Support Vessel 108 has been active throughout the quarter with pipeline pre-commissioning activities, as well as pipeline stabilization work.  In addition, the Ichthys project has completed the major scope of fabrication activities in the Batam yard.  The ONGC Vashishta project also progressed well, with engineering and orders for long lead time items placed.  In addition, the pre-engineering onshore survey for that project was completed within the first quarter.

Cost Structure Progress

The remaining activities for the McDermott Profitability Initiative (“MPI”) continue to progress well, and we expect to substantially complete the move of resources from Singapore to Kuala Lumpur, along with additional sourcing initiatives, in the second quarter of 2016.  MPI is still expected to result in cash savings of $150 million annually, which remains incorporated into our 2016 guidance.

A continued focus on our cost culture has generated additional opportunities for cost reductions within the Additional Overhead Reduction (“AOR”) program. Due to these additional actions, we now anticipate completing AOR in the third quarter of 2016, resulting in expected in-year cash savings of $45 million.

The Company’s restructuring costs for first quarter of 2016 were $6 million and are expected to be approximately $15 million for the full-year 2016 as a result of remaining actions for both the MPI and AOR programs.

2016 Outlook

($ in millions, except per share amounts, or as indicated)
	Initial FY'16 Guidance	Updated FY'16 Guidance[1]
Revenues	~2.9B	~2.7B
Adjusted Operating Income[2,4]	~125	~155
Net Interest Expense[3]	~64	~60
Income Tax Expense	~55	~60
Adjusted Net Income[4]	~0	~18
Adjusted Diluted EPS[4]	~0.00	~0.06
Adjusted EBITDA[4]	~240	~245

Restructuring Expense	~10	~15
Cash Interest / DIC Amortization Interest	~60 / ~14	~60 / ~13
Capex[3]	~260	~265
Ending Cash and Restricted Cash	~580	~590
Ending Gross Debt[5]	~840	~840
Free Cash Flow	~(160)	~(150)

1) Our updated guidance does not reflect the range of possible outcomes that may result from our ongoing process of obtaining consents from our term lenders under our Senior Secured Credit Agreement to, among other things, extend the maturity date of the letter of credit facility commitments under the Credit Agreement.  Those outcomes could include a reduction in our term loan indebtedness in 2016, an increase in the interest rate applicable to our term loan indebtedness and/or a fee payable to the term loan lenders in connection with those consents.
2) Initial guidance for operating income has been updated to reflect a ~$10M reclassification on our income statement to exclude Income/Loss from Unconsolidated Affiliates from Operating Income.
3) Net Interest Expense has been reduced by ~$10M for initial guidance and ~$13M for updated guidance for capitalized interest included in Capex.
4) Items are adjusted for restructuring costs and an asset impairment in the first quarter of 2016.
5) Ending Gross Debt does not include any reduction related to debt issuance costs
~ = approximately

Updates to our full-year 2016 guidance are driven by revisions in our expected project sequencing, improvements in projects that have recently been completed, additional improvements from cost reduction programs and the impact of the cancellation of the Agile vessel charter.  It also includes additional capitalized interest based on the updated delivery schedule of the DLV 2000 vessel.

Uncertainty remains in the macro commodity environment and, as such, we expect to see pressure from potential customer capital expenditure spending delays, increased pricing constraints given contraction in certain markets and lower utilization of our assets.  For now, we will continue to concentrate on our highest value proposition opportunities, executing well our existing backlog, increasing customer alignment, our asset utilization and cost/liquidity management.

The calculations of forecasted total and per share adjusted net income, adjusted operating income and free cash flow are shown in the appendices entitled “Reconciliation of Forecast GAAP Financials to Non-GAAP Financial Measures.”

Credit Facility Amendment

On April 18 2016, we entered into an amendment to our Senior Secured Credit Agreement (the “Amendment”). The Amendment replaced an existing minimum EBITDA requirement with what we believe is a more conventional covenant package comprised of two leverage ratios and a fixed charge ratio and reduced certain reporting requirements to the Credit Agreement lenders.  This change to our financial covenants was completed in April and was effective for the covenants tested at the end of the first quarter of 2016.  Also in April 2016, we entered into an unsecured and uncommitted bilateral letter of credit arrangement for approximately $100 million with a Middle East bank. This new relationship is expected to support McDermott’s strong bidding activity in the Middle East.

Additionally, we have begun seeking consents from our existing term lenders to extend the maturity date of the letter of credit facility to April 22, 2019 (or January 15, 2019 if the term loan remains outstanding or is not refinanced by that date), to increase the baskets for purchase money indebtedness, acquisitions and purchase of junior priority debt and to extend the window to mortgage the DLV 2000 by one year to allow the Company to consider potential financing options, all as contemplated by the recent amendment to the Credit Agreement (subject to the obtaining of such consents).  These terms would be effective only if we receive the necessary consents and satisfy the conditions to closing on or before June 30, 2016.  Due to the fact that this involves a negotiation process with third parties, we can provide no assurance that such terms will become effective as provided in the recent amendment to the Credit Agreement.

Other Financial Information

Weighted average common shares outstanding on a fully diluted basis were approximately 239.1 million and 237.5 million for the quarters ended March 31, 2016 and 2015, respectively. Common shares for the settlement of the common stock purchase contracts related to the Tangible Equity Units (“TEUs”) representing 40.9 million additional shares, as well as other potentially dilutive shares, were not included in the calculation of diluted weighted average shares for the quarters ended March 31, 2016 and March 31, 2015 for earnings per share due to their anti-dilutive effect.  For the quarter ended March 31, 2016, the TEUs and other dilutive shares were included in the fully diluted share count for adjusted earnings per share.  For the quarter ended March 31, 2015, the TEUs and other dilutive shares were not included in the fully diluted share count for adjusted earnings per share, due to their anti-dilutive effect.

Conference Call

McDermott has scheduled a conference call and webcast related to its first quarter results today at 4:00 p.m. U.S. Central Time.  Interested parties may listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site. A replay of the webcast will be available for seven days after the call and may be accessed by dialing (855) 539-0893, Passcode #92943382. In addition, a presentation will be available on the Investor Relations section of the Company’s Web site that contains supplemental information on the Company’s financials, operations and business outlook.

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (EPCI) and module fabrication services for upstream field developments worldwide.  The Company delivers fixed and floating production facilities, pipelines, installations and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons.  Our customers include national and major energy companies.  Operating in approximately 20 countries across the world, our locally focused and globally integrated resources include approximately 11,200 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver.  McDermott has served the energy industry since 1923 and is listed on the New York Stock Exchange.

To learn more, please visit our website at www.mcdermott.com

NON-GAAP Measures

This press release includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of those operations. The non-GAAP measures we have presented in this press release include non-GAAP Adjusted Operating Income (Loss), non-GAAP Adjusted Operating Margin, the total and diluted per share amounts of non-GAAP Adjusted Net Income (Loss) attributable to the Company, EBITDA and Free Cash Flow. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are provided in the supplemental information set forth at the end of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include, but are not limited to, statements about backlog, bids outstanding, target projects and revenue pipeline, to the extent these may be viewed as indicators of future revenues or profitability, the expected value, scope, execution and timing of projects discussed, the expected timing of delivery of the DLV 2000, future savings and costs related to the McDermott Profitability Initiative and the Additional Overhead Reduction program, McDermott’s earnings, and other guidance for the full year of 2016 and 2016 outlook.  Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct.  Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, the availability of qualified personnel, changes in the terms, scope or timing of contracts, contract cancellations, change orders and other modifications and actions by our customers and business partners, changes in industry norms and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected.  You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2015 and subsequent quarterly report on Form 10-Q.  This press release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended March 31,
	2016	2015
	(In thousands, except share and per share amounts)
Revenues	$729,032	$550,463

Costs and Expenses:
Cost of operations	616,033	475,459
Selling, general and administrative expenses	38,328	51,676
Impairment loss	32,311	-
Gains on asset disposals	-	(367)
Restructuring expenses	6,367	10,389
Total costs and expenses	693,039	537,157

Operating income	35,993	13,306

Other income (expense):
Interest expense, net	(11,238)	(12,179)
Loss on foreign currency, net	(3,183)	(1,468)
Other expense, net	(208)	(97)
Total other expense	(14,629)	(13,744)

Income (loss) before provision for income taxes	21,364	(438)

Provision for income taxes	19,330	4,869

Income (loss) before loss from investments in unconsolidated affiliates	2,034	(5,307)

Loss from investments in unconsolidated affiliates	(4,478)	(6,741)

Net loss	(2,444)	(12,048)

Less: Net income (loss) attributable to noncontrolling interest	(272)	2,459

Net loss attributable to McDermott International, Inc.	$(2,172)	$(14,507)

Loss per share
Net loss attributable to McDermott International, Inc.
Basic:	(0.01)	(0.06)
Diluted:	(0.01)	(0.06)

Shares used in the computation of loss per share:
Basic:	239,137,912	237,504,719
Diluted:	239,137,912	237,504,719

McDERMOTT INTERNATIONAL, INC.
EARNINGS PER SHARE COMPUTATION

	Three Months Ended
	March 31,
	2016	2015
	(In thousands, except share and per share amounts)

Net loss attributable to McDermott International, Inc.	$(2,172)	$(14,507)

Weighted average common shares (basic)	239,137,912	237,504,719
Effect of dilutive securities:
Tangible equity units	-	-
Stock options, restricted stock, and restricted stock units	-	-
Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	239,137,912	237,504,719

Loss per share
Net loss attributable to McDermott International, Inc.
Basic:	$(0.01)	$(0.06)
Diluted:	$(0.01)	$(0.06)

SUPPLEMENTARY DATA

	Three Months Ended March 31,
	2016	2015
	(In thousands)
Depreciation & amortization expense	$20,602	$25,327
Drydock amortization	3,940	5,272
Capital expenditures	31,900	23,972
Backlog	3,841,367	3,748,384

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(In thousands, except share and per share amounts)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$696,103	$664,844
Restricted cash and cash equivalents	101,726	116,801
Accounts receivable – trade, net	271,713	208,474
Accounts receivable – other	55,350	66,689
Contracts in progress	358,501	435,829
Other current assets	46,716	34,641
Total current assets	1,530,109	1,527,278
Property, plant and equipment	2,432,169	2,467,352
Less accumulated depreciation	(838,050)	(856,493)
Net property, plant and equipment	1,594,119	1,610,859
Accounts receivable – long-term retainages	160,515	155,061
Investments in unconsolidated affiliates	26,844	26,551
Deferred income taxes	13,657	18,822
Other assets	46,314	48,505
Total Assets	$3,371,558	$3,387,076

Liabilities and Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$25,298	$24,882
Accounts payable	298,297	279,821
Accrued liabilities	299,277	330,943
Advance billings on contracts	138,272	164,773
Income taxes payable	21,541	23,787
Total current liabilities	782,685	824,206
Long-term debt	815,641	819,001
Self-insurance	19,363	18,653
Pension liability	24,025	24,066
Non-current income taxes	55,121	52,559
Other liabilities	104,735	101,870
Commitments and contingencies
Stockholders' Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares;
issued 248,374,567 and 246,841,128 shares, respectively	248,374	246,841
Capital in excess of par value (including prepaid common stock purchase contracts)	1,685,061	1,687,059
Accumulated deficit	(263,056)	(260,884)
Treasury stock, at cost: 8,020,427 and 7,824,204 shares, respectively	(93,539)	(92,262)
Accumulated other comprehensive loss	(66,489)	(93,955)
Stockholders' Equity - McDermott International, Inc.	1,510,351	1,486,799
Noncontrolling interest	59,637	59,922
Total Equity	1,569,988	1,546,721
Total Liabilities and Equity	$3,371,558	$3,387,076

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended March 31,
	2016	2015
	(In thousands)
Cash flows from operating activities:
Net loss	$(2,444)	$(12,048)
Non-cash items included in net loss:
Depreciation and amortization	20,602	25,327
Impairment loss	32,311	-
Drydock amortization	3,940	5,272
Stock-based compensation charges	1,484	4,278
Loss from investments in unconsolidated affiliates	4,478	6,741
Restructuring expense	-	4,169
Deferred income taxes	5,164	(5,341)
Other non-cash items	(2,698)	(1,839)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(61,248)	(69,214)
Contracts in progress net of advance billings on contracts	50,839	(61,021)
Accounts payable	16,762	110,785
Accrued and other current liabilities	(16,112)	(5,723)
Pension liability	(375)	(555)
Other assets and liabilities	6,577	(19,370)
Total cash provided by (used in) operating activities	59,280	(18,539)

Cash flows from investing activities:
Purchases of property, plant and equipment	(31,900)	(23,972)
(Increase) decrease in restricted cash and cash equivalents	15,075	(12,179)
Sales and maturities of available-for-sale securities	-	1,775
Investments in unconsolidated affiliates	(4,105)	(4,696)
Other investing activities	-	76
Total cash used in investing activities	(20,930)	(38,996)

Cash flows from financing activities:
Repayment of debt	(4,752)	(4,706)
Repurchase of common stock	(2,200)	(1,003)
Other	-	(320)
Total cash used in financing activities	(6,952)	(6,029)

Effects of exchange rate changes on cash and cash equivalents	(139)	(1,109)
Net increase (decrease) in cash and cash equivalents	31,259	(64,673)
Cash and cash equivalents at beginning of period	664,844	665,309
Cash and cash equivalents at end of period	$696,103	$600,636

McDERMOTT INTERNATIONAL, INC
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

McDermott reports our financial results in accordance with the U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP1 financial measures as defined under the SEC’s Regulation G. The following table reconciles Non-GAAP financial measures to comparable GAAP financial measures:

	Three Months Ended March 31,
	2016	2015
(In thousands, except share and per share amounts)

GAAP Net Loss Attributable to the Company	$(2,172)	$(14,507)

Less: Adjustments
Restructuring charges[2]	6,367	10,389
Impairment Loss[3]	32,311	-
Total Non-GAAP Adjustments	38,678	10,389

Non-GAAP Adjusted Net Income (Loss) Attributable to the Company	$36,506	$(4,118)

GAAP Operating Income	$35,993	$13,306
Non-GAAP Adjustments	38,678	10,389
Non-GAAP Adjusted Operating Income	$74,671	$23,695
Non-GAAP Adjusted Operating Margin	10.2%	4.3%

GAAP Diluted EPS	$(0.01)	$(0.06)
Non-GAAP Adjustments	0.14	0.04
Non-GAAP Diluted EPS[4]	$0.13	$(0.02)

Shares used in computation of loss per share:
Basic	239,137,912	237,504,719
Diluted	280,093,343	237,504,719

1Non-GAAP measures include the total and diluted per share amounts of adjusted net income (loss) attributable to the Company and adjusted operating income and operating margin, in each case excluding the impact of certain identified items. We believe that adjusted net income (loss) and adjusted operating income and operating margin are useful measures for investors to review because they provide consistent measures of the underlying results of our ongoing business. Furthermore, our management uses adjusted net income (loss) and adjusted operating income as measures of the performance of our operations. However, Non-GAAP measures should not considered as substitutes for operating income, net income or other data prepared  and reported in accordance with GAAP and should be viewed in addition to the Company’s reported results prepared in accordance  with GAAP.

2Restructuring charges are primarily associated with workforce reductions, facility closures, consultant fees, lease terminations and asset impairments.

3Impairment loss is related to an impairment of our Agile vessel during first quarter of 2016.

4Diluted EPS is calculated using a share count determined by whether the period has a net income or a net loss.  In the event of net income, Diluted EPS uses the fully diluted share count; however, in the event of a net loss the potentially dilutive shares are excluded from the share count.

McDERMOTT INTERNATIONAL, INC
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

McDermott reports our financial results in accordance with the U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP1 financial measures as defined under the SEC’s Regulation G. The following table reconciles Non-GAAP financial measures to comparable GAAP financial measures:

	(In thousands)
	Three Months Ended March 31, 2016
	AEA	MEA	ASA

Revenues	$62,625	$270,255	$396,152
GAAP Operating Income (Loss)	(24,921)	38,467	25,133
GAAP Operating Margin	-39.8%	14.2%	6.3%
Adjustments
Restructuring[2]	2,336	17	1,328
Impairment Loss[3]	32,311	-	-
Total Non-GAAP Adjustments	34,647	17	1,328

Non-GAAP Operating Income (Loss)	$9,726	$38,484	$26,461
Non-GAAP Adjusted Operating Margin	15.5%	14.2%	6.7%

1Non-GAAP measures are comprised of the total and diluted per share amounts of adjusted net income (loss) attributable to the Company and adjusted operating income, in each case excluding the impact of certain identified items. We believe that adjusted net income (loss) and adjusted operating income are useful measure for investors to review because they provide a consistent measure of the underlying results of our ongoing business. Furthermore, our management uses adjusted net income (loss) and adjusted operating income as a measure of the performance of our operations. However, Non-GAAP measures should not be considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

2Restructuring charges are primarily associated with workforce reductions, facility closures, consultant fees, lease terminations and asset impairments.

3Impairment loss is related to an impairment of our Agile vessel during first quarter of 2016.

McDERMOTT INTERNATIONAL, INC
RECONCILIATION OF FORECAST GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

This press release includes several forward-looking Non-GAAP1 financial measures as defined under the SEC’s Regulation G. We believe forward looking financial measures are within reasonable measure.  The following table reconciles Non-GAAP financial measures to comparable GAAP financial measures:

Year Ended December 31, 2016
(In thousands, except per share amounts)

GAAP Net Loss Attributable to MDR	$(29,000)

Less: Adjustments
Restructuring charges[2]	15,000
Impairment Loss[3]	32,000
Total Non-GAAP Adjustments	47,000

Non-GAAP Adjusted Net Loss Attributable to MDR	$18,000

GAAP Operating Income	$108,000
Non-GAAP Adjustments	47,000
Non-GAAP Adjusted Operating Income	$155,000

GAAP Diluted EPS	$(0.12)
Non-GAAP Adjustments	0.18
Non-GAAP Diluted EPS[4]	$0.06

Cash flows from operating activities	$115,000
Capital expenditures	(265,000)
Free cash flow	$(150,000)

GAAP Net Loss Attributable to the Company	$(29,000)
Add:
Depreciation and amortization	107,000
Interest expense, net	60,000
Provision for taxes	60,000
EBITDA	$198,000

EBITDA	$198,000
Adjustments	47,000
Adjusted EBITDA	$245,000

1Forecast Non-GAAP measures include the total and diluted per share amounts of adjusted net income (loss) attributable to the Company and adjusted operating income, free cash flow, EBITDA and Adjusted EBITDA, in each case excluding the impact of certain identified items. See second immediately preceding page for a discussion of adjusted net income (loss) attributable to the Company.  We define “free cash flow” as cash flows from operations less capital expenditures.  We believe investors consider free cash flow as an important measure because it generally represents funds available to pursue opportunities that may enhance shareholder value, such as making acquisitions or other investments.  Our management uses free cash flow for that reason.  We define EBITDA as net income plus depreciation and amortization, interest expense, net and provision for income taxes.  We define Adjusted EBITDA as EBITDA less the adjustments relating to restructuring charges and impairment loss detailed on the second immediately preceding page.  We have included EBITDA and Adjusted EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry and because Adjusted EBITDA provides a consistent measure of EBITDA relating to our underlying business.  Our management also uses EBITDA and Adjusted EBITDA to monitor and compare the financial performance of our operations.  EBITDA and Adjusted EBITDA do not give effect to the cash that we must use to service our debt or pay our income taxes, and thus do not reflect the funds actually available for capital expenditures, dividends or various other purposes.  In addition, our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures in other companies’ reports.   You should not consider EBITDA or Adjusted EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

2Restructuring charges are primarily associated with workforce reductions, facility closures, consultant fee, lease terminations and asset impairments.

3Impairment loss is related to an impairment of our Agile vessel during first quarter of 2016.

4Diluted EPS is calculated using a share count determined by whether the period has a net income or a net loss.  In the event of net income, Diluted EPS uses the fully diluted share count; however, in the event of a net loss the potentially dilutive shares are excluded from the share count.

CONTACT:

Investors & Financial Media
Kathy Murray
Vice President, Treasurer and Investor Relations
281.870.5147
kamurray@mcdermott.com